							Filed under Rule 424(b)(3), Registration Statement No. 333-180342
				Pricing Supplement No. 1 - Dated Monday, March 26, 2012 (To: Prospectus Dated March 26, 2012 and Prospectus Supplement Dated March 26, 2012)
CUSIP Number	Selling Price	Gross Concession	Net Proceeds	Principal Amount	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
34540TCH3	100.00%	0.550%			Fixed	2.050%	Semi-Annual	10/20/2013	10/20/2012	$11.10	Yes	Senior Unsecured Notes

Redemption Information: Non-Callable

Note: As of the date of this Pricing Supplement, Ford Credit's short- and long-term unsecured debt is rated non-investment grade by a number of credit rating agencies designated as nationally recognized statistical rating organizations by the Securities and Exchange Commission.

CUSIP Number	Selling Price	Gross Concession	Net Proceeds	Principal Amount	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
34540TCJ9	100.00%	1.000%			Fixed	3.500%	Semi-Annual	4/20/2015	10/20/2012	$18.96	Yes	Senior Unsecured Notes
Redemption Information: Callable at 100% on 4/20/2013 and Semi-Annually thereafter with 30 Calendar Days Notice.

Note: As of the date of this Pricing Supplement, Ford Credit's short- and long-term unsecured debt is rated non-investment grade by a number of credit rating agencies designated as nationally recognized statistical rating organizations by the Securities and Exchange Commission.

Trade Date: Monday, April 2, 2012 @ 12:00 PM ET
Settlement Date: Thursday, April 5, 2012
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial Trades settle flat and clear SDFS: DTC Book-Entry only
DTC Number 0235 via RBC Dain Rauscher Inc.

Ford Credit Notes $5,000,000,000 Ford Motor Credit Company LLC Prospectus Dated: 3-26-12 and Prospectus Supplement Dated 3-26-12
If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

Ford Credit Notes